Exhibit (j)(1)

CONSENT OF COUNSEL

We hereby consent to the use of our name and to the reference to our Firm under the caption “Counsel” in the Statement of Additional Information that is included in Post-Effective Amendment No. 49 to the Registration Statement (No. 33-46593) on Form N-1A under the Securities Act of 1933, as amended, and Amendment No. 50 to the Registration Statement (No. 811-06578) on Form N-1A under the Investment Company Act of 1940, as amended, of The Glenmede Portfolios. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ FAEGRE DRINKER BIDDLE & REATH LLP
FAEGRE DRINKER BIDDLE & REATH LLP

Philadelphia, Pennsylvania

February 28, 2022